UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2008 (June 30, 2008)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2008, Sterling Bank, a Texas Bank and subsidiary of Sterling Bancshares, Inc., entered into a Subordinated Note Purchase Agreement (the “Note Purchase Agreement”) with USB Capital Resources, Inc. (“USB”), pursuant to which USB purchased from Sterling Bank a subordinated note in the aggregate principal amount of $25,000,000 (the “Subordinated Debt”), which qualifies as Tier 2 capital and is intended to support future growth. The Subordinated Note bears interest per annum at a rate equal to LIBOR plus 2.5%, which rate will be reset quarterly as provided for in the Note Purchase Agreement. The unpaid principal balance plus all accrued and unpaid interest on the Subordinated Debt shall be due and payable on September 15, 2018. Sterling Bank may prepay the Subordinated Debt without penalty on any interest payment date on or after September 15, 2013. The Note Purchase Agreement includes customary representations, warranties, covenants and events of default. Upon the occurrence of any event of default which is continuing, and only if Sterling Bank ceases to be subject to the supervision and regulations of the FDIC or similar regulatory authority, or if Sterling Bank is subject to bankruptcy, receivership, insolvency, or dissolution, then USB shall have the right to declare the Subordinated Debt to be immediately due and payable. The foregoing summary of the Note Purchase Agreement and the Subordinated Debt is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Subordinated Note Purchase Agreement between USB Capital Resources, Inc. and Sterling Bank dated as of June 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date:	July 1, 2008	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	Subordinated Note Purchase Agreement between USB Capital Resources, Inc. and Sterling Bank dated as of June 30, 2008